Exhibit 99.1

ALTRIA REVISES 2013 FULL-YEAR REPORTED EPS GUIDANCE AND
REAFFIRMS 2013 FULL-YEAR ADJUSTED EPS GUIDANCE

RICHMOND, Va. - September 16, 2013 - Altria Group, Inc. (Altria) (NYSE: MO) today announced that it has revised its guidance for 2013 full-year reported diluted earnings per share (EPS) from a range of $2.51 to $2.56 to a range of $2.57 to $2.62. The revised guidance reflects the impact of the September 11, 2013 decision by the arbitration panel presiding over the non-participating manufacturer adjustment (NPM Adjustment) dispute for 2003 that six out of 15 states failed to diligently enforce laws that require escrow payments from the cigarette manufacturers that have not signed the Master Settlement Agreement (Arbitration Panel Decision). As a result of the Arbitration Panel Decision, Philip Morris USA Inc. (PM USA) expects to receive a credit of approximately $145 million, plus interest, against its 2014 Master Settlement Agreement payment obligations and to record an increase of approximately $145 million in its reported pre-tax earnings for the third quarter of 2013. Additionally, the revised guidance reflects the reversal of tax accruals no longer required. Altria reaffirms its guidance for 2013 full-year adjusted diluted EPS, which excludes special items shown in the table below, to be in the range of $2.36 to $2.41, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.21 per share in 2012.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are show in the table below.

Altria’s Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2013 Guidance			2012	Change
Reported diluted EPS	$2.57	to	$2.62	$2.06	25%	to	27%
Loss on early extinguishment of debt			—	0.28
NPM Adjustment Items*			(0.21)	—
Asset impairment, exit and implementation costs			—	0.01
SABMiller special items			0.01	(0.08)
PMCC leveraged lease benefit			—	(0.03)
Tax items**			(0.01)	(0.03)
Adjusted diluted EPS	$2.36	to	$2.41	$2.21	7%	to	9%

*Reflects the impact of PM USA’s settlement with certain states of the NPM Adjustment disputes for 2003-2012 ($0.16) and the Arbitration Panel Decision ($0.05).
**Excludes the tax impact of the Philip Morris Capital Corporation (PMCC) leveraged lease benefit.

6601 West Broad Street, Richmond, VA 23230

Altria’s Profile
Altria directly or indirectly owns 100% of each of PM USA, U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Nu Mark LLC (Nu Mark), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and PMCC. Altria holds a continuing economic and voting interest in SABMiller plc (SABMiller).

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and MarkTen™. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars®, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the period ended June 30, 2013.

These factors include the following: Altria’s tobacco businesses (including PM USA, USSTC, Middleton and Nu Mark) being subject to significant competition; changes in adult tobacco consumer preferences and demand for their products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

3